Exhibit 15.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference of our report dated February 15, 2007 included in Form 20-F of ClickSoftware Technologies Ltd. for the year ended December 31, 2006 into Registration Statement Numbers 333-42000, 333-115003, 333-135435 and 333-141307 on Form S-8 of ClickSoftware Technologies Ltd.

/s/ Brightman Almagor & Co.

Brightman Almagor & Co.

Certified Public Accountants
A Member Firm of Deloitte Touche Tohmatsu

Tel Aviv, Israel
April 1, 2007